The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-162178

PROSPECTUS SUPPLEMENT (Subject to Completion)	Dated September 28, 2009
(To prospectus dated September 28, 2009)

2,500,000 Shares

Class A Common Stock

We are selling 2,500,000 shares of Class A common stock. Our Class A common shares are listed on the New York Stock Exchange under the symbol “MOG.A.” On September 24, 2009, the last reported sale price of our Class A common stock was $31.41 per share.

Our business and an investment in our Class A common stock involves significant risks. These risks are described under the caption “Risk Factors” beginning on page S-10 of this prospectus supplement, page 10 of the accompanying prospectus and page 49 of our Annual Report on Form 10-K for the year ended September 27, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Moog	$	$

The underwriters may also purchase up to 375,000 shares of our Class A common stock from us at the public offering price, less underwriting discounts and commissions, to cover overallotments.

The underwriters expect to deliver the shares in New York, New York on          , 2009.

Cowen and Company

          , 2009

This prospectus supplement is a supplement to the accompanying prospectus, dated September 28, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the SEC. Under the shelf registration process, we may offer from time to time an indeterminate number of shares of our Class A common stock under a new registration statement filed on September 28, 2009 (File No. 333-162178). In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our Class A common stock that we are selling in this offering. This prospectus supplement and the prospectus and the documents incorporated by reference herein and therein include important information about us, our Class A common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates, and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” on page S-25 before investing in shares of our Class A common stock. If the description of this offering or our operations varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The information contained in this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, unless the information specifically indicates another date applies regardless of the time of delivery of this prospectus supplement and accompanying prospectus or of any sale of our Class A common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or included in any free writing prospectus that we may file with the SEC in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters are offering to sell and seeking offers to buy shares of our Class A common stock only in jurisdictions where offers and sales are permitted.

References to “Moog” refer to Moog Inc. Unless otherwise indicated or the context otherwise requires, references to “we,” “us” or “our” refer collectively to Moog Inc. and its subsidiaries.

i

PROSPECTUS SUPPLEMENT SUMMARY

The following summary supplements, is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our Class A common stock, you should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended September 27, 2008 and the consolidated financial statements and related notes, which are incorporated by reference. Our fiscal year ends on the Saturday in September or October that is closest to September 30. Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters have not exercised their overallotment option.

Our Company

Overview

We are a worldwide designer, manufacturer and integrator of high performance, precision motion and fluid controls and control systems for a broad range of applications in aerospace and defense, industrial and medical markets. Our aerospace and defense products and systems include military and commercial aircraft flight controls, satellite positioning controls, controls for steering tactical and strategic missiles, thrust vector controls for space launch vehicles, controls for gun aiming, stabilization, and automatic ammunition loading for armored combat vehicles, and homeland security products. Our industrial products are used in a wide range of applications, including injection molding machines, pilot training simulators, wind energy, power generation, material and automotive testing, metal forming, heavy industry and oil exploration. Our medical products include infusion therapy pumps, enteral clinical nutrition pumps, slip rings used on CT scanners, and motors used in sleep apnea devices. For fiscal year 2008, our sales were $1.903 billion, our net cash provided by operating activities was $108 million and our net earnings were $119 million.

Our principal customers are Original Equipment Manufacturers, or OEMs, and end users for whom we provide aftermarket support. Aerospace and defense OEM customers collectively represented 44% of our fiscal year 2008 sales. The majority of these sales were to a small number of large companies. Due to the long-term nature of many of the programs, many of our relationships with aerospace and defense OEM customers are based on long-term agreements. Our OEM sales of industrial and medical controls and devices, which represented 38% of our fiscal year 2008 sales, were to a wide range of global customers and were generally based on lead times of 90 days or less. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. In fiscal year 2008, aftermarket sales accounted for 18% of total sales.

We have five operating segments: (1) Aircraft Controls, (2) Space and Defense Controls, (3) Industrial Systems, (4) Components, and (5) Medical Devices.

Our Aircraft Controls Segment ($673 million, or 35%, of 2008 Sales)

Within Aircraft Controls, we design, manufacture and integrate primary and secondary flight controls for military and commercial aircraft, and provide aftermarket support. Our systems are used in large commercial transports, supersonic fighters, multi-role military aircraft, business jets and rotorcraft. We also supply ground-based navigational aids.

We are well positioned on both development and production programs. Typically, development programs require concentrated periods of research and development by our engineering teams and involve design, development, testing and integration. We are currently working on several large development programs, including the Lockheed Martin F-35 Joint Strike Fighter, Boeing 787 Dreamliner and Boeing’s extended range 747-8, Airbus A350XWB and several business jet programs. The F-35 is in the flight test phase and recently entered low rate initial production. The 787 program began design and development in 2004 and is beginning to transition to production. The first flight of the Boeing 787 Dreamliner is currently scheduled for the end of calendar year 2009 with Boeing’s initial aircraft delivery to occur by the end of calendar year 2010. The Airbus A350XWB is in early stage development with entry into service planned for 2013. Production programs are generally long-term manufacturing efforts that extend for as long as the aircraft builder receives new orders. Our large military production programs include the F/A-18 E/F Super Hornet, the V-22 Osprey tiltrotor, the Black Hawk/Seahawk helicopter and the F-15 Eagle. Our large commercial production programs include the full line of Boeing 7-series aircraft, Airbus A330/340 and a variety of business jets. Aftermarket sales, which represented 32% of our fiscal year 2008 sales for this segment, consist of the maintenance, repair, overhaul and parts supply for both military and commercial aircraft. Our aircraft products work in very demanding environments, necessitating repair or replacement of parts from time to time. Further, both our military and commercial customers throughout the world carry spares inventory in order to minimize down time.

Our Space and Defense Controls Segment ($253 million, or 13%, of 2008 Sales)

Our Space and Defense Controls segment provides controls for satellites and space vehicles, armored combat vehicles, launch vehicles, tactical and strategic missiles, homeland security and other defense applications. For commercial and military satellites, we design, manufacture and integrate steering and propulsion controls and controls for positioning antennae and deploying solar panels. The Atlas, Delta and Ariane launch vehicle programs and the Space Shuttle use our steering and propulsion controls. We are also developing products for the Ares I launch vehicle and Orion crew vehicle on the Constellation program, NASA’s replacement for the Space Shuttle. We supplied couplings, valves and actuators for the International Space Station. We design and build steering and propulsion controls for tactical and strategic missile programs, including VT-1, Hellfire, TOW, Trident and Minuteman. We supply valves and steering controls on the U.S. National Missile Defense development initiative. We design and manufacture systems for gun aiming, stabilization, automatic ammunition loading and driver vision enhancement on armored combat vehicles for a variety of international and U.S. customers, including Krauss-Maffei Wegmann GmbH & Co. KG, Land Systems Hägglunds AB, and General Dynamics. We also provide sensor and surveillance systems for the homeland security market.

Our Industrial Systems Segment ($532 million, or 28%, of 2008 Sales)

Industrial Systems serves a global customer base across a variety of markets. Historically, our major markets have included plastics making machinery, simulation, power generation, test, metal forming and heavy industry. Sales into those markets accounted for over 60% of our total sales in this segment. The recent global recession has significantly affected our sales in most of our industrial markets in 2009. For the plastics making machinery market, we design, manufacture and integrate systems for all axes of injection and blow molding machines using leading edge technology, both hydraulic and electric. We supply electromechanical motion simulation bases for the flight simulation and training markets. In the power generation market, we design, manufacture and integrate complete control assemblies for fuel, steam and variable geometry control applications that include wind turbines. For the test markets, we supply controls for automotive, structural and fatigue testing. Metal forming markets use our systems to provide precise control of position, velocity, force, pressure, acceleration and other critical parameters. Heavy industry uses our high precision electrical and hydraulic servovalves for steel and aluminum mill equipment. Other markets include oil exploration, material handling, auto racing, carpet tufting, paper and lumber mills. In addition, recent acquisitions have allowed us to target wind energy as a new market. For wind energy, we make electric rotor blade controls and blade monitoring systems for wind turbines. We expect this new wind energy market to be our strongest industrial market in 2010 as measured by sales.

Our Components Segment ($341 million, or 18%, of 2008 Sales)

The Components segment serves many of the same markets as our other segments. The Components segment’s three largest product categories are slip rings, fiber optic rotary joints and motors.

Slip rings and fiber optic rotary joints accounted for approximately 60% of our fiscal year 2008 sales for this segment and use sliding contacts and optical technology to allow unimpeded rotation while delivering power and data through a rotating interface. They come in a range of sizes that allow them to be used in many applications, including diagnostic imaging CT scan medical equipment featuring high-speed data communications, de-icing and data transfer for rotorcraft, forward-looking infrared camera installations, radar pedestals, surveillance cameras and remotely operated vehicles for offshore oil exploration. Our motors are used in an equally broad range of markets, many of which are the same as for slip rings. Components designs and manufactures a series of miniature brushless motors that provide extremely low noise and reliable long life operation, with the largest market being sleep apnea equipment. Industrial markets use our motors for material handling and electric pumps. Military applications use our motors for gimbals, missiles and radar pedestals. Components’ other product lines include electromechanical actuators for military, aerospace and commercial applications, fiber optic modems that provide electrical-to-optical conversion of communication and data signals, avionic instrumentation, optical switches and resolvers.

Our Medical Devices Segment ($103 million, or 6%, of 2008 Sales)

This segment operates within four medical devices market areas: infusion therapy, enteral clinical nutrition, sensors and surgical handpieces. For infusion therapy, our primary products are electronic ambulatory infusion pumps along with the necessary administration sets as well as disposable infusion pumps. Applications of these products include hydration, nutrition, patient controlled analgesia, local anesthesia, chemotherapy and antibiotics. We manufacture and distribute a complete line of portable pumps, stationary pumps and disposable sets that are used in the delivery of enteral nutrition for patients in their own homes, hospitals and long-term care facilities. We manufacture and distribute ultrasonic and optical sensors used to detect air bubbles in infusion pump lines and ensure accurate fluid delivery. Our surgical handpieces are used to safely fragment and aspirate tissue in common medical procedures such as cataract removal.

Our Markets

We operate within the aerospace and defense, industrial and medical markets. Our aerospace and defense markets are affected by market conditions and program funding levels, while our industrial markets are influenced by general capital investment trends. Our medical markets are influenced by economic conditions, hospital and outpatient clinic spending on equipment, population demographics, medical advances and patient demand. A common factor throughout our markets is the continuing demand for technologically advanced products.

Aerospace and Defense

The military aircraft market is dependent on military spending for development and production programs. Production programs are typically long-term in nature, offering predictability as to capacity needs and future revenues. We maintain positions on numerous high priority programs, including the F-35 Joint Strike Fighter, the F/A-18 E/F Super Hornet and V-22 Osprey. The large installed base of our products leads to attractive aftermarket sales and service opportunities. Aftermarket revenues are expected to continue to grow due to a number of scheduled military retrofit programs and increased flight hours resulting from increased military commitments.

The commercial OEM market has historically exhibited cyclical swings and sensitivity to economic conditions. The aftermarket is driven by usage of the existing aircraft fleet, the age of the installed fleet and is currently being impacted by fleet re-sizing programs for passenger and cargo aircraft. Changes in aircraft utilization rates affect the need for maintenance and spare parts and impact aftermarket sales. Boeing and Airbus have historically adjusted production in line with air traffic volume.

The military and government space market is primarily dependent on the authorized levels of funding for satellite communications. Government spending on military satellites has risen in recent years as the military’s need for improved intelligence gathering has increased. The commercial space market is comprised of large satellite customers, traditionally telecommunications companies. Trends for this market, as well as for commercial launch vehicles, follow telecommunications companies’ need for increased capacity and the satellite replacement lifecycle of 7-10 years. Our position on NASA’s Constellation program for crew transportation to the Space Station and the exploration of the Moon, and possibly Mars, holds the potential to be a long-run production program.

The tactical and strategic missile and defense controls markets are dependent on many of the same market conditions as military aircraft, including overall military spending and program funding levels. Our homeland security product line is dependent on government funding at federal and local levels, as well as private sector demand.

Industrial

The industrial markets we serve are influenced by several factors, including capital investment, product innovation, economic growth, cost-reduction efforts and technology upgrades. The industrial markets are experiencing challenges from current global economic conditions. These challenges include reacting to slowing demand for industrial automation equipment, steel and automotive manufacturing and delayed orders as customers manage inventory levels. Despite the general slowdown in demand from the global recession, we continue to see strong demand in the growing wind energy market.

Medical

The medical markets we serve are influenced by economic conditions, hospital and outpatient clinic spending on equipment, population demographics, medical advances, patient demands and the need for precision control components and systems. Advances in medical technology and medical treatments have had the effect of extending the average life span, in turn resulting in greater need for medical services. These same technology and treatment advances also drive increased demand from the general population as a means to improve quality of life. Greater access to medical insurance, whether through government funded health care plans or private insurance, also increases the demand for medical services.

Our Business Strengths

Since our founding in 1951, we have concentrated on providing our customers with products designed and manufactured to the highest quality standards. In achieving a leadership position in the high performance, precision controls market, we have capitalized on our strengths, which include:

Superior technical competence and customer intimacy breed market leadership.  Our innovative approach to working closely with our customers to solve their controls needs has been a very successful strategy for us. We attract and retain some of the best and brightest engineers who have solved some of the most difficult motion control problems. We designed and supply the flight controls on the V-22 Osprey and F-35 Joint Strike Fighter. By solving our customers’ complex design and development challenges, we obtain substantial follow-on production and aftermarket business. As a result, we believe we are a leader in most of the markets we serve, including aircraft flight controls, space and defense steering and fuel controls and certain industrial controls.

Customer diversity and broad product portfolio.  We have focused on building our business based on a balanced portfolio of OEM and aftermarket customers. Aerospace and defense OEM customers collectively represented 44% of our fiscal year 2008 sales, with the majority of these sales to a small number of large companies. Our OEM sales of industrial and medical controls and devices, which represented 38% of our fiscal year 2008 sales, were to a wide range of global customers. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. The breadth of our product range includes electrohydraulic, electromechanical, electrohydrostatic and electric controls as well as control software, allowing each of our segments to reach numerous markets.

Well-established international presence serving customers worldwide.  We have a well-established international presence throughout Europe, Asia and South America. We entered mainland China in 1997, and our Chinese operations have enjoyed rapid sales growth. Our reputation for superior quality performance has helped to expand our marketing reach in demanding global controls markets. Our network of well-established subsidiaries in the Americas, Europe and Asia allows us to effectively address our customers’ needs, wherever they may be located. In fiscal year 2008, 20% of our sales came from our European operations, 7% from our Asian operations, and the balance were generated from the Americas, predominantly the United States. Our principal manufacturing operations are located in the United States, the Philippines, Germany, England, Italy, Japan, China, Ireland, India and Luxembourg.

Proven ability to successfully integrate acquisitions.  We have acquired numerous companies over the last 15 years. Our success in integrating these acquired businesses into our existing operations and gaining the benefit of available synergies is evidenced by our long-term sales growth and net earnings growth. Our organic sales growth of 9% compounded annually for 1994 to 2008 complements our growth through acquisitions.

Our Business Strategy

We intend to increase our revenue base and improve our profitability and cash flows from operations by building on our market leadership positions, by strengthening our niche market positions in the principal markets we serve and by extending our participation on the platforms we supply by providing more systems solutions. We also expect to maintain a balanced, diversified portfolio in terms of markets served, product applications, customer base and geographic presence. Our strategy to achieve our objectives includes:

Maintaining our technological excellence by building upon our systems integration capabilities while solving our customers’ most demanding technical problems.  Our historical commitment to technological superiority is demonstrated by our past work on significant programs such as the F-15 Eagle, B-2 stealth bomber, Space Shuttle, Boeing 7 series, and V-22 Osprey. We believe our successes in being selected to supply control systems on a number of significant applications, including the F-35 Joint Strike Fighter, Boeing 787, Airbus A350XWB, NASA’s Constellation program, electric motion simulators for flight training, and flight control electronics on the high capacity Boeing 747-8, demonstrate our commitment to remain on the leading edge of technological advancements. These recent program successes for the newer design and development initiatives serve to further broaden our technological capabilities and strengthen our market leadership position. By taking advantage of our strong market share, particularly in the high-end precision control markets, we continue to build our credentials as an innovative, capable and reliable systems integrator and subsystems supplier.

Taking advantage of our global capabilities.  Our global network of international subsidiaries, in combination with our strong base in the U.S., provides us with unique opportunities to reach across the global markets we serve. For example, our aerospace OEM activity is concentrated in the U.S. and Europe, while our aerospace aftermarket business is global in nature. Our industrial business is also global in nature. Our operating philosophy is to identify centers of excellence for design, manufacture and aftermarket service to enable our subsidiaries to concentrate on what they do best. Certain of our subsidiaries are staffed principally by sales and applications engineers who then tap resources elsewhere in our network of companies. With our objective of providing increasing value to our customers, we are able to take advantage of the synergies that result from sharing resources and capabilities across our operating units throughout the world.

Growing our profitable aftermarket business.  We market spare and replacement parts and repair services directly to our aerospace, industrial and medical customers through our extensive network of U.S. operations and international subsidiaries. Our aftermarket business generally is more profitable than our OEM business, and it provides a continuing revenue stream for many years after the end of OEM production. We have a dedicated customer service organization responsive to our aftermarket customers’ needs.

Capitalizing on strategic acquisitions and opportunities.  We intend to enhance our existing product offerings through continued investment in independent research and development activities, teaming with our customers in development initiatives, and selective, strategic acquisitions. We have made several acquisitions that have broadened our product offerings and markets we serve. A recent example is the acquisition of LTi REEnergy GmbH. LTi REEnergy specializes in the design and manufacture of servo controllers as well as complete drive systems for electric rotor blade controls for wind turbines, and provides us greater opportunities in the wind energy market.

Entering and developing new markets.  We expect to expand our capabilities into new, growing markets by focusing on markets that are compatible with our precision controls competence. Recent examples are our entry into the homeland security and medical devices markets. Our broad expertise as a designer and supplier of precision controls allows us to consider entering new markets, generally at the high end of the performance spectrum.

Striving for continuing cost improvements.  We continue to pursue cost and cycle time reductions using lean initiatives to improve efficiency and maximize value to our stakeholders. Our well-established low-cost manufacturing centers in the Philippines and India provide us with a competitive advantage on long-term production programs.

Recent Developments

One of our business strategies is to grow through acquisitions of complementary businesses. We are continually evaluating new business opportunities in our existing markets and may enter into an acquisition agreement at any time. On September 25, 2009, we acquired the flight control actuation business of GE Aviation Systems, an operating unit of General Electric Company, or GE, located in Wolverhampton, England. GE acquired this business as a part of its acquisition of Smiths Aerospace in May 2007.

The Wolverhampton operation designs and manufactures primary and secondary flight control actuation for a number of commercial and military programs. It supplies high-lift actuation systems for the Boeing 777 and 787 and the Airbus A330 and A380. Wolverhampton also provides primary flight controls for the European fighter, Typhoon, and a main engine lift system for the Rolls-Royce engine on the STOVL version of the F-35 Joint Strike Fighter.

The Wolverhampton business is complementary to Moog’s Aircraft Controls Segment. Wolverhampton sales for the calendar year 2008 were approximately $100 million. Exclusive of our acquisition of the Wolverhampton operation, Moog’s Aircraft Controls segment is projecting fiscal year 2009 sales of $652 million. Moog’s total sales for fiscal year 2009 are projected at just over $1.8 billion. Moog’s Aircraft Controls segment is projecting fiscal year 2010 sales, including Wolverhampton, of approximately $746 million. Consolidated fiscal year 2010 sales, including Wolverhampton, are now projected to be $2.130 billion. Assuming the sale of 2,500,000 shares of our Class A common stock in this offering at our September 24, 2009 closing sale price of $31.41, and applying the net proceeds to repay a portion of the indebtedness incurred in the acquisition as described in the “Use of Proceeds” section of this prospectus supplement, would result in expected dilution of $0.10 per share to Moog’s forecasted fiscal year 2010 earnings per share. Forecasted fiscal year 2010 cash flow from operations less capital expenditures is expected to be unaffected by this acquisition.

We were incorporated in New York in 1951. Our principal executive offices are located at Seneca St. at Jamison Road, East Aurora, New York 14052, and our telephone number is (716) 652-2000. Our internet address is www.moog.com. Our internet site is not incorporated into this prospectus supplement.

The Offering

Class A common stock offered hereby	2,500,000 shares

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to 375,000 additional shares of Class A common stock.

Common stock outstanding after the offering

Class A common stock(1)	40,992,674 shares

Class B common stock(2)	4,139,606 shares

Total	45,132,280 shares

Use of Proceeds	We expect to use the net proceeds from this offering to pay for our acquisition of the flight control actuation product line of GE Aviation Systems, an operating unit of General Electric Corporation, or if we do not close that acquisition, to repay a portion of the outstanding indebtedness under our revolving bank credit facility, which amount may be borrowed for general corporate purposes, including other acquisitions. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to repay a portion of the outstanding indebtedness under our revolving credit facility portion of our bank credit facility. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by one of the underwriters in this offering or by one of their affiliates, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA rules, exists.

Risk Factors	You should carefully consider the information set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement, on page 10 of the accompanying prospectus and on page 49 of our Annual Report on Form 10-K for the year ended September 27, 2008 before investing in our Class A common stock.

NYSE symbols:

Class A common stock	MOG.A

Class B common stock	MOG.B

(1)	The number of shares of our Class A common stock that will be outstanding after the offering is based on 38,492,674 shares of Class A common stock outstanding as of September 24, 2009 and excludes:

•	1,699,886 shares of Class A common stock issuable upon exercise of outstanding stock options under our stock option plans as of September 24, 2009 at a weighted average exercise price of $26.27 per share;

•	13,192 shares of Class A common stock reserved and available for future issuance under our stock option plans as of September 24, 2009;

•	4,139,606 shares of Class A common stock issuable upon conversion of our shares of Class B common stock outstanding as of September 24, 2009;

•	shares available under employee benefit plans for future grants; and

•	up to 375,000 shares of Class A common stock that may be issued to the underwriters upon exercise of their overallotment option.

(2)	The number of outstanding shares of Class B common stock shown is based on the number of shares of Class B common stock outstanding as of September 24, 2009. Shares of our Class B common stock are convertible into shares of Class A common stock on a one-for-one basis. On all matters, other than the election of directors or as required by law, the Class A common stock and Class B common stock vote as a single class with each share of Class A common stock entitled to a one-tenth vote per share and each share of Class B common stock entitled to one vote per share.

See “Description of Capital Stock” in the accompanying prospectus for additional information on our Class A common stock and our Class B common stock.

Summary Financial Data

The following table summarizes our financial statement data and other operating information for each of the fiscal years in the three-year period ended September 27, 2008 and for the nine-month periods ended June 28, 2008 and June 27, 2009. The summary financial information for the three-year period ended September 27, 2008 has been derived from our audited financial statements with the exception of the 12-month backlog. The summary financial information for the nine-month periods ended June 28, 2008 and June 27, 2009, has been derived from our unaudited financial statements. The results of operations for the nine-month period ended June 27, 2009 are not necessarily indicative of the results to be expected for a full fiscal year. The financial statement data should be read in conjunction with our financial statements and the notes thereto contained in our Annual Report on Form 10-K for the fiscal year ended September 27, 2008 and our Quarterly Report on Form 10-Q for the nine-month period ended June 27, 2009.

				Nine Months Ended
	Fiscal Year			June 28,	June 27,
	2006	2007	2008	2008	2009
	(Dollars in thousands)

Statement of Operations Data:
Net sales	$1,306,494	$1,558,099	$1,902,666	$1,411,820	$1,344,583
Cost of sales	880,744	1,028,852	1,293,452	956,064	945,213

Gross profit	425,750	529,247	609,214	455,756	399,370
Research and development	68,886	102,603	109,599	80,686	72,127
Selling, general and administrative	213,657	252,173	294,936	219,634	208,550
Restructuring	—	—	—	—	9,946
Interest	21,861	29,538	37,739	28,056	28,494
Other	1,197	1,182	(1,095)	(1,746)	(9,014)

Earnings before income taxes	120,149	143,751	168,035	129,126	89,267
Income taxes	38,803	42,815	48,967	41,712	19,409

Net earnings	$81,346	$100,936	$119,068	$87,414	$69,858

Balance Sheet Data:
Cash and cash equivalents	$57,821	$83,856	$86,814	$85,092	$77,014
Working capital	420,495	616,623	713,292	716,135	747,811
Total assets	1,607,654	2,006,179	2,227,247	2,238,786	2,503,273
Total debt	386,558	617,523	671,060	688,998	831,248
Shareholders’ equity	762,856	877,212	994,410	962,813	1,056,439
Other Data:
Net cash provided by operating activities	$76,875	$25,084	$107,892	$55,562	$83,901
Net cash used in investing activities	(169,671)	(230,880)	(148,880)	(120,104)	(217,737)
Net cash provided by financing activities	114,965	226,671	42,472	60,118	126,364
Depreciation and amortization	47,077	52,093	63,376	46,723	55,448
Capital expenditures	83,555	96,988	91,833	68,526	64,111
12-month backlog	645,032	774,548	861,694	873,344	992,202

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before you invest in our Class A common stock, you should understand and carefully consider the risks described below, the risks described under the heading “Risk Factors” on page 10 of the accompanying prospectus and the risk factors relating to our industry and our business described in our Annual Report on Form 10-K for the year ended September 27, 2008, as well as all of the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference, including our financial statements and the related notes. Any of these risks could materially adversely affect our business, financial condition, results of operations and the trading price of our Class A common stock, and you may lose all or part of your investment.

The voting rights of the Class A common stock are limited.

The voting rights of the holders of Class A common stock are limited by our certificate of incorporation. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect the remaining eight directors. On all other matters except as is required by law, the Class A and Class B common stock vote together as a single class with each share of Class A common stock entitled to a one-tenth vote per share and each share of Class B common stock entitled to one vote per share.

Our officers and directors and shareholders affiliated with them control the vote of a significant percentage of our voting stock and as a result exert influence over us, and may have interests that conflict with those of other shareholders, including purchasers of Class A common stock.

As of September 24, 2009, 85.1% of the Class B common stock and 4.9% of the Class A common stock was held in the aggregate by the Moog Inc. Retirement Savings Plan Trust, the Moog Inc. Retirement Plan Trust, relatives of the late Jane B. Moog subject to The Moog Family Agreement as to Voting and our officers and directors. These shareholders as a group possess the voting power to elect a majority of the board of directors and to effectively control our business policies and affairs, and may have interests that conflict with those of the other shareholders, including purchasers of our Class A common stock.

New York law and our certificate of incorporation and by-laws contain provisions that could delay and discourage takeover attempts that shareholders may consider favorable.

Certain provisions of our certificate of incorporation and by-laws and applicable provisions of New York corporate law may make it more difficult for, or prevent, a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the limited voting rights of the Class A common stock and the fact that 4.9% of the Class A and 85.1% of the Class B common stock, representing 48.1% of the voting power of our outstanding common stock, is owned or controlled by our affiliates;

•	our ability under our certificate of incorporation to issue additional shares of Class B common stock and shares of “blank check” preferred stock without action of the shareholders;

•	provisions of our certificate of incorporation and by-laws which create a staggered board of directors with each director elected for a three-year term; and

•	provisions of New York corporate law which impose limitations on persons proposing to acquire us in a transaction not approved by our board of directors.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

Possible volatility in the price of our common stock could negatively affect us and our shareholders.

The trading price of our Class A common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our Class A common stock could decrease, perhaps significantly. Additionally, our Class A common stock has historically had low trading volumes. The limited liquidity for holders of our Class A common stock may add to the volatility of the trading price of our common stock. For example, from October 1, 2007 to September 24, 2009, the sales prices of our Class A common stock have ranged from $17.90 per share to $56.47 per share. These effects could materially adversely affect the trading market and prices for our Class A common stock, as well as our ability to issue additional securities or to secure additional financing in the future.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our Class A common stock, regardless of our operating performance.

Future sales of shares of our common stock may depress its market price.

Sales of substantial numbers of additional shares of common stock, including shares of our Class A common stock, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our Class A common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

You may not receive dividends on our Class A common stock.

Holders of our Class A common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Covenants contained in our debt agreements limit the payment of dividends on our Class A common stock. Furthermore, our certificate of incorporation permits our board of directors to declare and issue preferred stock with dividend rights that rank prior in right of payment to the Class A common stock without further approval by holders of Class A common stock. We did not pay cash dividends on our Class A common stock or Class B common stock in 2007 or 2008 and have no plans to do so in the foreseeable future.

Any issuance of preferred stock could adversely affect the holders of our Class A common stock.

Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share, redemption prices and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our Class A common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our Class A common stock.

If we do not successfully integrate the flight control actuation business of GE Aviation Systems into our business operations, our business could be adversely affected.

Upon the close of the acquisition, we will need to successfully integrate the operations of the flight control actuation business of GE Aviation Systems with our business operations. Integrating the operations of the flight control actuation business with that of our own will be a complex and time-consuming process. Prior to the acquisition, the flight control actuation business operated independently, with its own business, corporate culture, locations, employees and systems. There may be substantial difficulties, costs and delays involved in any integration of the business of the flight control actuation business with that of our own. These may include:

•	diversion of management time and attention from our core business;

•	the potential exposure to unanticipated liabilities;

•	the potential that expected benefits or synergies are not realized and that operating costs increase;

•	difficulties in integrating the operations and personnel of the acquired business; and

•	the potential loss of key employees, suppliers or customers of acquired business.

Many of these risks are accentuated because the operations, employees and customers of the flight control actuation business are largely located outside of the United States. Any one or all of these factors may increase operating costs or lower anticipated financial performance. Many of these factors are also outside of our control. Achieving anticipated synergies and the potential benefits underlying our reasons for the acquisition will depend on successful integration of the businesses. The failure to integrate the business operations of the flight control actuation product line successfully would have a material adverse effect on our business, financial condition and results of operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are included throughout this prospectus supplement, including in the sections entitled “Prospectus Supplement Summary” and “Risk Factors.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of terms such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume,” “assume,” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” appearing in this prospectus supplement and the accompanying prospectus as well as to other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. The forward-looking statements included in this prospectus supplement are made only as of their respective dates, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors. The factors identified below are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results.

Important factors, risks and uncertainties include:

•	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;

•	our dependence on government contracts that may not be fully funded or may be terminated;

•	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;

•	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;

•	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;

•	intense competition, which may require us to lower prices or offer more favorable terms of sale;

•	our indebtedness, which could limit our operational and financial flexibility;

•	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;

•	increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

•	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;

•	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;

•	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;

•	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;

•	our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

•	our dependence on our management team and key personnel;

•	the possibility of a catastrophic loss of one or more of our manufacturing facilities;

•	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;

•	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;

•	the possibility that government regulation could limit our ability to sell our products outside the United States;

•	product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

•	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;

•	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;

•	the possibility that litigation results may be unfavorable to us;

•	our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

•	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;

•	the cost of compliance with environmental laws;

•	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;

•	the inability to modify, to refinance or to utilize amounts presently available to us under our credit facilities given uncertainties in the credit markets;

•	our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and

•	our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from our sale of Class A common stock in this offering will be approximately $      million, or $      million if the underwriters exercise their overallotment option in full, based on an offering price of $      per share and after deducting the underwriters’ fee and estimated offering expenses. We will use the net proceeds from this offering to repay a portion of the outstanding indebtedness under the revolving credit facility portion of our bank credit facility that was borrowed to pay for our acquisition of the flight control actuation business of GE Aviation Systems, an operating unit of General Electric Company. This amount may be reborrowed for general corporate purposes, including other acquisitions.

Interest on borrowings under the bank credit facility, at our election, are at the London Interbank Offered Rate, or LIBOR, plus a spread, or the prime rate. The spread on LIBOR based borrowings is determined by a leverage ratio, with the spread at June 27, 2009 at 200 basis points and at September 24, 2009 at 225 basis points. The weighted average interest rate on borrowings under this facility at June 27, 2009 was 2.5% per annum. On June 27, 2009, there was $398 million outstanding under our bank credit facility, consisting of $18 million of prime rate borrowings and $380 million of LIBOR based borrowings.

CAPITALIZATION

This table presents our capitalization as of June 27, 2009:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale by us of 2,500,000 shares of Class A common stock in this offering, based on a public offering price of $ per share.

The following table should be read in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

In this table, shareholders’ equity excludes:

•	1,699,886 shares of Class A common stock issuable upon exercise of outstanding stock options under our stock option plans as of June 27, 2009 at a weighted average exercise price of $26.27 per share;

•	13,192 shares of Class A common stock reserved and available for future issuance under our stock option plans as of June 27, 2009;

•	Shares of Class A common stock available under employee benefit plans for future grants; and

•	up to 375,000 shares of Class A common stock that may be issued to the underwriters upon exercise of their overallotment option.

	June 27, 2009
	Actual	As Adjusted
	(In thousands)

Short-Term Debt:
Notes payable	$28,497		$28,497
Current installments of long-term debt	10,170		10,170

Total short-term debt	$38,667		$38,667

Long-Term Debt:
Bank credit facility:
Revolving credit facility	$397,810	$
International and other U.S. loan agreements	12,981		12,981
Obligations under capital leases	1,155		1,155
Senior subordinated notes	380,635		380,635

Total long-term debt	$792,581	$

Shareholders’ Equity:
Class A Common Stock, $1.00 par value; 100,000,000 shares authorized; 40,795,623 shares issued and 38,491,924 shares outstanding on an actual basis and 43,295,623 shares issued and 40,991,924 shares outstanding on an adjusted basis	40,796		43,296
Class B Common Stock, $1.00 par value; 20,000,000 shares authorized; 7,809,090 shares issued and 4,114,678 shares outstanding	7,809		7,809
Additional paid-in capital	306,926
Retained earnings	757,452		757,452
Treasury shares	(47,733)		(47,733)
Stock employee compensation trust	(9,925)		(9,925)
Accumulated other comprehensive income	1,114		1,114

Total shareholders’ equity	1,056,439

Total capitalization	$1,887,687	$

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock trades on the New York Stock Exchange under the symbol MOG.A. The following table sets forth for the quarters indicated the high and low sales prices as reported by the New York Stock Exchange.

	High	Low

Fiscal 2007
First Quarter	$40.50	$33.91
Second Quarter	41.74	35.03
Third Quarter	45.16	40.22
Fourth Quarter	49.42	37.20
Fiscal 2008
First Quarter	$49.19	$41.18
Second Quarter	48.24	38.79
Third Quarter	46.37	37.46
Fourth Quarter	56.47	35.30
Fiscal 2009
First Quarter	$43.36	$24.00
Second Quarter	39.58	17.90
Third Quarter	28.57	21.50
Fourth Quarter (through September 24, 2009)	33.17	22.93

The closing sale price of our Class A common stock on September 24, 2009 as reported by the New York Stock Exchange was $31.41 per share. As of September 24, 2009, there were 1,073 record holders of our Class A common stock and 478 record holders of our Class B common stock.

We intend to retain our earnings to finance the expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination regarding cash dividends will be made by our board of directors and will depend upon our earnings, financial condition, capital requirements, any limitations in our financing agreements, and other factors deemed relevant by the board. Payment of cash dividends is permitted by our bank credit facility, with a limitation on the aggregate amount of dividends which may be paid to shareholders.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following discussion summarizes certain U.S. federal income and estate tax considerations that may be relevant to the purchase, ownership and disposition of our Class A common stock. Except where noted, this summary deals only with shares of Class A common stock that are held as a capital asset (generally for investment purposes) by a beneficial owner that is a Non-U.S. Holder (as defined below) who purchases Class A common stock in this offering.

A “Non-U.S. Holder” means a person who owns Class A common stock and who is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a U.S. citizen or U.S. resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of our Class A common shares, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnership and partners in such partnership should consult their own tax advisors about the U.S. federal tax consideration of owning and disposing of our Class A common shares.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), applicable Treasury regulations (proposed, temporary and final), judicial authority and administrative interpretations as of the date hereof. Those authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary also does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to Non-U.S. Holders in light of their personal circumstances (such as the alternative minimum tax). In addition, it does not address all U.S. federal income tax considerations for certain categories of investors that may be subject to special rules under the U.S. federal income tax laws, including, but not limited to, certain U.S. expatriates, brokers, traders and dealers in securities, tax exempt organizations, and foreign governments and agencies. We cannot assure you that a change in the law will not alter significantly the tax considerations that we describe in this summary. We cannot assure you that the Internal Revenue Service (“IRS”) will not challenge one or more of the consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income and estate tax consequence of purchasing, owning, or disposing of the Class A common shares.

The following discussion of certain U.S. federal tax considerations is for general information only and is not intended as tax advice to any particular investor. If you are considering the purchase of our Class A common stock, you should consult your own tax advisor concerning your particular situation and the U.S. federal income and estate tax consequences to you of purchasing, holding, and disposing of our Class A common stock, as well as potential effects of changes in applicable tax law and the consequences to you arising under the laws of any other taxing jurisdiction.

Considerations for Non-U.S. Holders

Dividends

As explained in “Price Range of Class A Common Stock,” we do not anticipate paying distributions on our Class A common stock in the foreseeable future. In the event we make distributions, gross amount of any such distributions paid to a Non-U.S. Holder of our Class A common stock will be considered dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our Class A common stock, and any remaining excess will be treated as capital gain. Dividends generally will be subject to U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the dividends are effectively connected with a U.S. trade or business, as described below. See “Income or Gain Effectively Connected with a U.S. Trade or Business.” The 30% tax must be withheld by us unless a Non-U.S. Holder provides us with valid documentation (described below) that the income is effectively connected to a U.S. trade or business or a reduced rate applies under an applicable tax treaty.

A Non-U.S. Holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate for dividends will be required to furnish to us or certain other intermediaries required to withhold a valid IRS Form W-8BEN (or successor form or an acceptable substitute form) on which the holder certifies under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for the treaty benefits, or, if our Class A common stock is held through certain foreign intermediaries, such Non-U.S. Holder will be required to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate refund claim with the IRS.

Disposition of Class A Common Stock

Any gain realized on the sale, redemption, exchange or other taxable disposition of our Class A common stock generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, in the case of an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during a look-back period, which is the shorter of (i) the five-year period preceding such disposition and (ii) the Non-U.S. Holder’s holding period in the common stock; the Non-U.S. Holder beneficially owns, or has owned, at sometime during the look-back period more than 5% of the total fair market value of our Class A common stock; and our Class A common stock ceases to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to tax as described below. See “Income on Gain Effectively Connected with a U.S. Trade or Business.”

An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

Income or Gain Effectively Connected with a U.S. Trade or Business

If any dividends or gain from the sale, exchange or other taxable disposition of the Class A common stock is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder (and, in the case of an applicable treaty, attributable to the Non-U.S. Holder’s permanent establishment in the United States), then the income or gain will be subject to the U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding if certain certification requirements are met. A Non-U.S. Holder can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or successor form or appropriate substitute form to us. If a Non-U.S. Holder is a corporation, the portion of the earnings and profits that is effectively connected with the corporation’s U.S. trade or business (and, in the case of an applicable tax treaty, attributable to the Non-U.S. Holder’s permanent establishment in the United States) also may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption. See discussion of certification requirements under “Dividends” above.

Payment of the proceeds of a sale of our Class A common stock effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of a sale effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS on a timely basis.

Prospective Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

Federal Estate Tax

The value of shares of our Class A common stock treated for U.S. estate tax purposes as owned by an individual Non-U.S. Holder at the time of death will be included in such individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Class A common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our Class A common stock set forth opposite its name below. Cowen and Company, LLC is the representative of the underwriters.

Underwriter	Number of Shares

Cowen and Company, LLC

Total	2,500,000

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the overallotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

All sales of shares in the United States will be made by or through U.S. registered broker-dealers as permitted by the applicable regulations.

We will deliver the shares of Class A common stock against payment therefore on     , 2009, which is the second scheduled business day following the date of this prospectus supplement, such settlement cycle being referred to as “T+2.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Purchasers of shares of Class A common stock should be aware that the ability to settle secondary market trades of such shares effected on the date of pricing and the next succeeding business day may be affected by the T+2 settlement. Purchasers of the shares of Class A common stock who wish to trade any such shares on the date of pricing should consult their own advisor.

Overallotment Option to Purchase Additional Shares.  We have granted to the underwriters an option to purchase up to additional shares of Class A common stock at the public offering price, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of Class A common stock offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering, excluding underwriting discount, will be approximately $      and are payable by us.

Total
		Without	With
	Per Share	Overallotment	Overallotment

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Company	$	$	$

The underwriters propose to offer the shares of Class A common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of Class A common stock to securities dealers at the public offering price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $      per share to other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Overallotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the overallotment option. If the underwriters sell more shares than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we and our executive officers, directors and certain of our other stockholders, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC, for a period of 90 days after the date of the pricing of the offering. The 90-day restricted period will be automatically extended if (i) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 90-day restricted period, in either of which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants, or (c) file registration statements on Form S-8. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

United Kingdom.  Each of the underwriters has represented and agreed that:

•	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

•	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland.  The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area.  In relation to each Member State of the European Economic Area (Iceland, Norway and Lichtenstein in addition to the member states of the European Union) that has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, the offer contemplated in this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•	it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

•	in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (1) the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale; or (2) where securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of the provisions in the two immediately preceding paragraphs, the expression an “offer of the securities to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Electronic Offer, Sale and Distribution of Shares.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they are received, and may in the future receive, customary fees. In particular certain of the underwriters or their affiliates may be lenders under our bank credit facility. The proceeds from this offering will be used to repay a portion of the outstanding indebtedness under the revolving facility portion of our bank credit facility. See “Use of Proceeds.” Cowen and Company, LLC has agreed to reimburse certain of our expenses and other costs relating to this offering.

Conflicts of Interest.  As described in “Use of Proceeds,” some of the net proceeds of this offering will be used to repay a portion of the outstanding indebtedness under our revolving credit facility portion of our bank credit facility. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by one of the underwriters in this offering or by one of their affiliates, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA rules, exists.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus supplement and accompanying prospectus will be passed upon for us by Hodgson Russ LLP, Buffalo, New York. John B. Drenning, the corporate secretary of Moog, is a partner in Hodgson Russ LLP. He and other attorneys in that firm beneficially own an aggregate of approximately 10,500 shares of Class A common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus.

We incorporate by reference in this prospectus supplement and the accompanying prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus. The information we file later with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the termination of this offering will automatically update and supersede previous information included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our Annual Report on Form 10-K for the year ended September 27, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 27, 2008, March 28, 2009 and June 27, 2009; and

•	Our Current Reports on Form 8-K filed October 3, 2008, October 7, 2008, October 30, 2008 (but only with respect to the disclosure under Item 8.01 included in such report), November 14, 2008, December 31, 2008, January 23, 2009, February 2, 2009, February 17, 2009, March 2, 2009, June 1, 2009, June 26, 2009, September 4, 2009, September 21, 2009 and September 28, 2009.

You may request a copy of these documents, at no cost to you, by writing or telephoning us at:

Moog Inc.
Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000

Any statement made in this prospectus supplement and the accompanying prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus supplement and the accompanying prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PROSPECTUS

MOOG INC.

CLASS A COMMON STOCK

This prospectus provides you with a general description of the Class A common stock that we may offer from time to time. Each time we sell Class A common stock, we will provide a prospectus supplement that will contain specific information about the terms of the sale and that may add to or update the information in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

This prospectus may not be used to sell our Class A common stock unless it is accompanied by a prospectus supplement or other offering material.

We may offer the Class A common stock in amounts, at prices and on terms determined by market conditions at the time of the offering. We may sell the Class A common stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the Class A common stock, we will name them and describe their compensation in a prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol “MOG.A.”

Our business and investment in our Class A common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 10 of this prospectus and in our periodic reports filed with the Securities and Exchange Commission, the applicable prospectus supplement and other offering material.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 28, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, Moog Inc., filed with the Securities Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of Class A common stock described in the prospectus, in one or more offerings. This prospectus provides you with a general description of the Class A common stock we may offer. Each time we sell Class A common stock, we will provide a prospectus supplement, or more than one prospectus supplement, that will contain specific information about the terms of the Class A common stock offered. Each prospectus supplement may also add to, update or change the information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the information described under the heading “Where You Can Find More Information” directly below. In addition, a number of the documents and agreements that we refer to or summarize in this prospectus have been filed with the SEC as exhibits to the registration statement. Before you invest in our Class A common stock, you should read the relevant documents and agreements.

References to “Moog” refer to Moog Inc. Unless otherwise indicated or the context otherwise requires, references to “we,” “us” or “our” refer collectively to Moog Inc. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we, nor any other person on our behalf, is making an offer to sell or soliciting an offer to buy the Class A common stock described in this prospectus or in any prospectus supplement in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, or any document incorporated by reference in this prospectus and the applicable prospectus supplement, is accurate as of any date other than their respective dates. There may have been changes in our affairs since such date.

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and their copy charges.

The SEC allows us to “incorporate by reference” in this prospectus the information in documents filed with it. This means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or any prospectus supplement.

We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the termination of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our Annual Report on Form 10-K for the year ended September 27, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 27, 2008, March 28, 2009 and June 27, 2009; and

•	Our Current Reports on Form 8-K filed October 3, 2008, October 7, 2008, October 30, 2008 (but only with respect to the disclosure under Item 8.01 included in such report), November 14, 2008, December 31, 2008, January 23, 2009, February 2, 2009, February 17, 2009, March 2, 2009, June 1, 2009, June 26, 2009, September 4, 2009, September 21, 2009 and September 28, 2009.

You may request a copy of these documents, at no cost to you, by writing or telephoning us at:

Moog Inc.
Seneca St. at Jamison Rd.
Corporate Offices
East Aurora, NY 14052
Attention: Investor Relations
(716) 652-2000

Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus or any prospectus supplement at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference, and any applicable prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements are included throughout this prospectus, including in the sections entitled “Moog Inc.” and “Risk Factors.” These forward-looking statements are not historical facts, but only predictions and generally can be identified by the use of terms such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume,” “assume,” and terms and phrases of similar import. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While we have made these forward-looking statements in good faith and they reflect our current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Accordingly, these forward-looking statements are qualified in their entirety by reference to the factors described in “Risk Factors” appearing in this prospectus and any accompanying prospectus as well as to other information in this prospectus, any accompanying prospectus and the documents incorporated by reference. The forward-looking statements included in this prospectus are made only as of their respective dates, and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. Actual results and trends in the future may differ materially depending on a variety of important factors. The factors identified below are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results.

Important factors, risks and uncertainties include:

•	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;

•	our dependence on government contracts, that may not be fully funded or may be terminated;

•	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;

•	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;

•	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;

•	intense competition, which may require us to lower prices or offer more favorable terms of sale;

•	our indebtedness, which could limit our operational and financial flexibility;

•	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;

•	increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

•	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;

•	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;

•	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;

•	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;

•	our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

•	our dependence on our management team and key personnel;

•	the possibility of a catastrophic loss of one or more of our manufacturing facilities;

•	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;

•	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;

•	the possibility that government regulation could limit our ability to sell our products outside the United States;

•	product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

•	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;

•	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;

•	the possibility that litigation results may be unfavorable to us;

•	our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

•	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;

•	the cost of compliance with environmental laws;

•	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;

•	the inability to modify, to refinance or to utilize amounts presently available to us under our credit facilities given uncertainties in the credit markets;

•	our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and

•	our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

MOOG INC.

Our Company

Overview

We are a worldwide designer, manufacturer and integrator of high performance, precision motion and fluid controls and control systems for a broad range of applications in aerospace and defense, industrial and medical markets. Our aerospace and defense products and systems include military and commercial aircraft flight controls, satellite positioning controls, controls for steering tactical and strategic missiles, thrust vector controls for space launch vehicles, controls for gun aiming, stabilization, and automatic ammunition loading for armored combat vehicles, and homeland security products. Our industrial products are used in a wide range of applications, including injection molding machines, pilot training simulators, wind energy, power generation, material and automotive testing, metal forming, heavy industry and oil exploration. Our medical products include infusion therapy pumps, enteral clinical nutrition pumps, slip rings used on CT scanners, and motors used in sleep apnea devices. For fiscal year 2008, our sales were $1.903 billion, our net cash provided by operating activities was $108 million and our net earnings were $119 million.

Our principal customers are Original Equipment Manufacturers, or OEMs, and end users for whom we provide aftermarket support. Aerospace and defense OEM customers collectively represented 44% of our fiscal year 2008 sales. The majority of these sales were to a small number of large companies. Due to the long-term nature of many of the programs, many of our relationships with aerospace and defense OEM customers are based on long-term agreements. Our OEM sales of industrial and medical controls and devices, which represented 38% of our fiscal year 2008 sales, were to a wide range of global customers and were generally based on lead times of 90 days or less. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. In fiscal year 2008, aftermarket sales accounted for 18% of total sales.

We have five operating segments: (1) Aircraft Controls, (2) Space and Defense Controls, (3) Industrial Systems, (4) Components, and (5) Medical Devices.

Our Aircraft Controls Segment ($673 million, or 35%, of 2008 Sales)

Within Aircraft Controls, we design, manufacture and integrate primary and secondary flight controls for military and commercial aircraft, and provide aftermarket support. Our systems are used in large commercial transports, supersonic fighters, multi-role military aircraft, business jets and rotorcraft. We also supply ground-based navigational aids.

We are well positioned on both development and production programs. Typically, development programs require concentrated periods of research and development by our engineering teams and involve design, development, testing and integration. We are currently working on several large development programs, including the Lockheed Martin F-35 Joint Strike Fighter, Boeing 787 Dreamliner and Boeing’s extended range 747-8, Airbus A350XWB and several business jet programs. The F-35 is in the flight test phase and recently entered low rate initial production. The 787 program began design and development in 2004 and is beginning to transition to production. The first flight of the Boeing 787 Dreamliner is currently scheduled for the end of calendar year 2009 with Boeing’s initial aircraft delivery to occur by the end of calendar year 2010. The Airbus A350XWB is in early stage development with entry into service planned for 2013. Production programs are generally long-term manufacturing efforts that extend for as long as the aircraft builder receives new orders. Our large military production programs include the F/A-18 E/F Super Hornet, the V-22 Osprey tiltrotor, the Black Hawk/Seahawk helicopter and the F-15 Eagle. Our large commercial production programs include the full line of Boeing 7-series aircraft, Airbus A330/340 and a variety of business jets. Aftermarket sales, which represented 32% of our fiscal year 2008 sales for this segment, consist of the maintenance, repair, overhaul and parts supply for both military and commercial aircraft. Our aircraft products work in very demanding environments, necessitating repair or replacement of parts from time to time. Further, both our military and commercial customers throughout the world carry spares inventory in order to minimize down time.

Our Space and Defense Controls Segment ($253 million, or 13%, of 2008 Sales)

Our Space and Defense Controls segment provides controls for satellites and space vehicles, armored combat vehicles, launch vehicles, tactical and strategic missiles, homeland security and other defense applications. For commercial and military satellites, we design, manufacture and integrate steering and propulsion controls and controls for positioning antennae and deploying solar panels. The Atlas, Delta and Ariane launch vehicle programs and the Space Shuttle use our steering and propulsion controls. We are also developing products for the Ares I launch vehicle and Orion crew vehicle on the Constellation program, NASA’s replacement for the Space Shuttle. We supplied couplings, valves and actuators for the International Space Station. We design and build steering and propulsion controls for tactical and strategic missile programs, including VT-1, Hellfire, TOW, Trident and Minuteman. We supply valves and steering controls on the U.S. National Missile Defense development initiative. We design and manufacture systems for gun aiming, stabilization, automatic ammunition loading and driver vision enhancement on armored combat vehicles for a variety of international and U.S. customers, including Krauss-Maffei Wegmann GmbH & Co. KG, Land Systems Hägglunds AB, and General Dynamics. We also provide sensor and surveillance systems for the homeland security market.

Our Industrial Systems Segment ($532 million, or 28%, of 2008 Sales)

Industrial Systems serves a global customer base across a variety of markets. Historically, our major markets have included plastics making machinery, simulation, power generation, test, metal forming and heavy industry. Sales into those markets accounted for over 60% of our total sales in this segment. The recent global recession has significantly affected our sales in most of our industrial markets in 2009. For the plastics making machinery market, we design, manufacture and integrate systems for all axes of injection and blow molding machines using leading edge technology, both hydraulic and electric. We supply electromechanical motion simulation bases for the flight simulation and training markets. In the power generation market, we design, manufacture and integrate complete control assemblies for fuel, steam and variable geometry control applications that include wind turbines. For the test markets, we supply controls for automotive, structural and fatigue testing. Metal forming markets use our systems to provide precise control of position, velocity, force, pressure, acceleration and other critical parameters. Heavy industry uses our high precision electrical and hydraulic servovalves for steel and aluminum mill equipment. Other markets include oil exploration, material handling, auto racing, carpet tufting, paper and lumber mills. In addition, recent acquisitions have allowed us to target wind energy as a new market. For wind energy, we make electric rotor blade controls and blade monitoring systems for wind turbines. We expect this new wind energy market to be our strongest industrial market in 2010 as measured by sales.

Our Components Segment ($341 million, or 18%, of 2008 Sales)

The Components segment serves many of the same markets as our other segments. The Components segment’s three largest product categories are slip rings, fiber optic rotary joints and motors.

Slip rings and fiber optic rotary joints accounted for approximately 60% of our fiscal year 2008 sales for this segment and use sliding contacts and optical technology to allow unimpeded rotation while delivering power and data through a rotating interface. They come in a range of sizes that allow them to be used in many applications, including diagnostic imaging CT scan medical equipment featuring high-speed data communications, de-icing and data transfer for rotorcraft, forward-looking infrared camera installations, radar pedestals, surveillance cameras and remotely operated vehicles for offshore oil exploration. Our motors are used in an equally broad range of markets, many of which are the same as for slip rings. Components designs and manufactures a series of miniature brushless motors that provide extremely low noise and reliable long life operation, with the largest market being sleep apnea equipment. Industrial markets use our motors for material handling and electric pumps. Military applications use our motors for gimbals, missiles and radar pedestals. Components’ other product lines include electromechanical actuators for military, aerospace and commercial applications, fiber optic modems that provide electrical-to-optical conversion of communication and data signals, avionic instrumentation, optical switches and resolvers.

Our Medical Devices Segment ($103 million, or 6%, of 2008 Sales)

This segment operates within four medical devices market areas: infusion therapy, enteral clinical nutrition, sensors and surgical handpieces. For infusion therapy, our primary products are electronic ambulatory infusion pumps along with the necessary administration sets as well as disposable infusion pumps. Applications of these products include hydration, nutrition, patient controlled analgesia, local anesthesia, chemotherapy and antibiotics. We manufacture and distribute a complete line of portable pumps, stationary pumps and disposable sets that are used in the delivery of enteral nutrition for patients in their own homes, hospitals and long-term care facilities. We manufacture and distribute ultrasonic and optical sensors used to detect air bubbles in infusion pump lines and ensure accurate fluid delivery. Our surgical handpieces are used to safely fragment and aspirate tissue in common medical procedures such as cataract removal.

Our Markets

We operate within the aerospace and defense, industrial and medical markets. Our aerospace and defense markets are affected by market conditions and program funding levels, while our industrial markets are influenced by general capital investment trends. Our medical markets are influenced by economic conditions, hospital and outpatient clinic spending on equipment, population demographics, medical advances and patient demand. A common factor throughout our markets is the continuing demand for technologically advanced products.

Aerospace and Defense

The military aircraft market is dependent on military spending for development and production programs. Production programs are typically long-term in nature, offering predictability as to capacity needs and future revenues. We maintain positions on numerous high priority programs, including the F-35 Joint Strike Fighter, the F/A-18 E/F Super Hornet and V-22 Osprey. The large installed base of our products leads to attractive aftermarket sales and service opportunities. Aftermarket revenues are expected to continue to grow due to a number of scheduled military retrofit programs and increased flight hours resulting from increased military commitments.

The commercial OEM market has historically exhibited cyclical swings and sensitivity to economic conditions. The aftermarket is driven by usage of the existing aircraft fleet, the age of the installed fleet and is currently being impacted by fleet re-sizing programs for passenger and cargo aircraft. Changes in aircraft utilization rates affect the need for maintenance and spare parts and impact aftermarket sales. Boeing and Airbus have historically adjusted production in line with air traffic volume.

The military and government space market is primarily dependent on the authorized levels of funding for satellite communications. Government spending on military satellites has risen in recent years as the military’s need for improved intelligence gathering has increased. The commercial space market is comprised of large satellite customers, traditionally telecommunications companies. Trends for this market, as well as for commercial launch vehicles, follow telecommunications companies’ need for increased capacity and the satellite replacement lifecycle of 7-10 years. Our position on NASA’s Constellation program for crew transportation to the Space Station and the exploration of the Moon, and possibly Mars, holds the potential to be a long-run production program.

The tactical and strategic missile and defense controls markets are dependent on many of the same market conditions as military aircraft, including overall military spending and program funding levels. Our homeland security product line is dependent on government funding at federal and local levels, as well as private sector demand.

Industrial

The industrial markets we serve are influenced by several factors, including capital investment, product innovation, economic growth, cost-reduction efforts and technology upgrades. The industrial markets are experiencing challenges from current global economic conditions. These challenges include reacting to slowing demand for industrial automation equipment, steel and automotive manufacturing and delayed orders as customers manage inventory levels. Despite the general slowdown in demand from the global recession, we continue to see strong demand in the growing wind energy market.

Medical

The medical markets we serve are influenced by economic conditions, hospital and outpatient clinic spending on equipment, population demographics, medical advances, patient demands and the need for precision control components and systems. Advances in medical technology and medical treatments have had the effect of extending the average life span, in turn resulting in greater need for medical services. These same technology and treatment advances also drive increased demand from the general population as a means to improve quality of life. Greater access to medical insurance, whether through government funded health care plans or private insurance, also increases the demand for medical services.

Our Business Strengths

Since our founding in 1951, we have concentrated on providing our customers with products designed and manufactured to the highest quality standards. In achieving a leadership position in the high performance, precision controls market, we have capitalized on our strengths, which include:

Superior technical competence and customer intimacy breed market leadership.  Our innovative approach to working closely with our customers to solve their controls needs has been a very successful strategy for us. We attract and retain some of the best and brightest engineers who have solved some of the most difficult motion control problems. We designed and supply the flight controls on the V-22 Osprey and F-35 Joint Strike Fighter. By solving our customers’ complex design and development challenges, we obtain substantial follow-on production and aftermarket business. As a result, we believe we are a leader in most of the markets we serve, including aircraft flight controls, space and defense steering and fuel controls and certain industrial controls.

Customer diversity and broad product portfolio.  We have focused on building our business based on a balanced portfolio of OEM and aftermarket customers. Aerospace and defense OEM customers collectively represented 44% of our fiscal year 2008 sales, with the majority of these sales to a small number of large companies. Our OEM sales of industrial and medical controls and devices, which represented 38% of our fiscal year 2008 sales, were to a wide range of global customers. We also provide aftermarket support, consisting of spare and replacement parts and repair and overhaul services, for all of our product applications. Our major aftermarket customers are the U.S. Government and the commercial airlines. The breadth of our product range includes electrohydraulic, electromechanical, electrohydrostatic and electric controls as well as control software, allowing each of our segments to reach numerous markets.

Well-established international presence serving customers worldwide.  We have a well-established international presence throughout Europe, Asia and South America. We entered mainland China in 1997, and our Chinese operations have enjoyed rapid sales growth. Our reputation for superior quality performance has helped to expand our marketing reach in demanding global controls markets. Our network of well-established subsidiaries in the Americas, Europe and Asia allows us to effectively address our customers’ needs, wherever they may be located. In fiscal year 2008, 20% of our sales came from our European operations, 7% from our Asian operations, and the balance were generated from the Americas, predominantly the United States. Our principal manufacturing operations are located in the United States, the Philippines, Germany, England, Italy, Japan, China, Ireland, India and Luxembourg.

Proven ability to successfully integrate acquisitions.  We have acquired numerous companies over the last 15 years. Our success in integrating these acquired businesses into our existing operations and gaining the benefit of available synergies is evidenced by our long-term sales growth and net earnings growth. Our organic sales growth of 9% compounded annually for 1994 to 2008 complements our growth through acquisitions.

Our Business Strategy

We intend to increase our revenue base and improve our profitability and cash flows from operations by building on our market leadership positions, by strengthening our niche market positions in the principal markets we serve and by extending our participation on the platforms we supply by providing more systems solutions. We also expect to maintain a balanced, diversified portfolio in terms of markets served, product applications, customer base and geographic presence. Our strategy to achieve our objectives includes:

Maintaining our technological excellence by building upon our systems integration capabilities while solving our customers’ most demanding technical problems.  Our historical commitment to technological superiority is demonstrated by our past work on significant programs such as the F-15 Eagle, B-2 stealth bomber, Space Shuttle, Boeing 7 series, and V-22 Osprey. We believe our successes in being selected to supply control systems on a number of significant applications, including the F-35 Joint Strike Fighter, Boeing 787, Airbus A350XWB, NASA’s Constellation program, electric motion simulators for flight training, and flight control electronics on the high capacity Boeing 747-8, demonstrate our commitment to remain on the leading edge of technological advancements. These recent program successes for the newer design and development initiatives serve to further broaden our technological capabilities and strengthen our market leadership position. By taking advantage of our strong market share, particularly in the high-end precision control markets, we continue to build our credentials as an innovative, capable and reliable systems integrator and subsystems supplier.

Taking advantage of our global capabilities.  Our global network of international subsidiaries, in combination with our strong base in the U.S., provides us with unique opportunities to reach across the global markets we serve. For example, our aerospace OEM activity is concentrated in the U.S. and Europe, while our aerospace aftermarket business is global in nature. Our industrial business is also global in nature. Our operating philosophy is to identify centers of excellence for design, manufacture and aftermarket service to enable our subsidiaries to concentrate on what they do best. Certain of our subsidiaries are staffed principally by sales and applications engineers who then tap resources elsewhere in our network of companies. With our objective of providing increasing value to our customers, we are able to take advantage of the synergies that result from sharing resources and capabilities across our operating units throughout the world.

Growing our profitable aftermarket business.  We market spare and replacement parts and repair services directly to our aerospace, industrial and medical customers through our extensive network of U.S. operations and international subsidiaries. Our aftermarket business generally is more profitable than our OEM business, and it provides a continuing revenue stream for many years after the end of OEM production. We have a dedicated customer service organization responsive to our aftermarket customers’ needs.

Capitalizing on strategic acquisitions and opportunities.  We intend to enhance our existing product offerings through continued investment in independent research and development activities, teaming with our customers in development initiatives, and selective, strategic acquisitions. We have made several acquisitions that have broadened our product offerings and markets we serve. A recent example is the acquisition of LTi REEnergy GmbH. LTi REEnergy specializes in the design and manufacture of servo controllers as well as complete drive systems for electric rotor blade controls for wind turbines, and provides us greater opportunities in the wind energy market.

Entering and developing new markets.  We expect to expand our capabilities into new, growing markets by focusing on markets that are compatible with our precision controls competence. Recent examples are our entry into the homeland security and medical devices markets. Our broad expertise as a designer and supplier of precision controls allows us to consider entering new markets, generally at the high end of the performance spectrum.

Striving for continuing cost improvements.  We continue to pursue cost and cycle time reductions using lean initiatives to improve efficiency and maximize value to our stakeholders. Our well-established low-cost manufacturing centers in the Philippines and India provide us with a competitive advantage on long-term production programs.

We were incorporated in New York in 1951. Our principal executive offices are located at Seneca St. at Jamison Road, East Aurora, New York 14052, and our telephone number is (716) 652-2000. Our internet address is www.moog.com. Our internet site is not incorporated into this prospectus.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before you invest in our Class A common stock, you should understand and carefully consider the risks described below and the risk factors relating to our industry and business described in our Annual Report on Form 10-K for the year ended September 27, 2008, as well as all of the other information contained in this prospectus, the applicable prospectus supplement and the information incorporated by reference, including our financial statements and the related notes. Any of these risks could materially adversely affect our business, financial condition, results of operations and the trading price of our Class A common stock, and you may lose all or part of your investment.

The voting rights of the Class A common stock are limited.

The voting rights of the holders of Class A common stock are limited by our certificate of incorporation. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect the remaining eight directors. On all other matters except as is required by law, the Class A and Class B common stock vote together as a single class with each share of Class A common stock entitled to a one-tenth vote per share and each share of Class B common stock entitled to one vote per share.

Our officers and directors and shareholders affiliated with them control the vote of a significant percentage of our voting stock and as a result exert influence over us, and may have interests that conflict with those of other shareholders, including purchasers of Class A common stock.

As of September 24, 2009, 85.1% of the Class B common stock and 4.9% of the Class A common stock was held in the aggregate by the Moog Inc. Retirement Savings Plan Trust, the Moog Inc. Retirement Plan Trust, relatives of the late Jane B. Moog subject to The Moog Family Agreement as to Voting and our officers and directors. These shareholders as a group possess the voting power to elect a majority of the board of directors and to effectively control our business policies and affairs, and may have interests that conflict with those of other shareholders, including purchasers of our Class A common stock.

New York law and our certificate of incorporation and by-laws contain provisions that could delay and discourage takeover attempts that shareholders may consider favorable.

Certain provisions of our certificate of incorporation and by-laws and applicable provisions of New York corporate law may make it more difficult for, or prevent, a third party from acquiring control of us or changing our board of directors and management. These provisions include:

•	the limited voting rights of the Class A common stock and the fact that 4.9% of the Class A and 85.1% of the Class B common stock, representing 48.1% of the voting power of our outstanding common stock, is owned or controlled by our affiliates;

•	our ability under our certificate of incorporation to issue additional shares of Class B common stock and shares of “blank check” preferred stock without action of the shareholders;

•	provisions of our certificate of incorporation and by-laws which create a staggered board of directors with each director elected for a three-year term; and

•	provisions of New York corporate law which impose limitations on persons proposing to acquire us in a transaction not approved by our board of directors.

Any delay or prevention of a change of control transaction or changes in our board of directors or management could deter potential acquirors or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then-current market price for their shares.

Possible volatility in the price of our common stock could negatively affect us and our shareholders.

The trading price of our Class A common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our Class A common stock could decrease, perhaps significantly. Additionally, our Class A common stock has historically had low trading volumes. The limited liquidity for holders of our Class A common stock may add to the volatility of the trading price of our common stock. For example, from October 1, 2007 to September 24, 2009, the sales prices of our Class A common stock have ranged from $17.90 per share to $56.47 per share. These effects could materially adversely affect the trading market and prices for our Class A common stock, as well as our ability to issue additional securities or to secure additional financing in the future.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our Class A common stock, regardless of our operating performance.

Future sales of shares of our common stock may depress its market price.

Sales of substantial numbers of additional shares of common stock, including shares of our Class A common stock, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our Class A common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

You may not receive dividends on our Class A common stock.

Holders of our Class A common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Covenants contained in our debt agreements limit the payment of dividends on our Class A common stock. Furthermore, our articles of incorporation permit our board of directors to declare and issue preferred stock with dividend rights that rank prior in right of payment to the Class A common stock without further approval by holders of Class A common stock. We did not pay cash dividends on our Class A common stock or Class B common stock in 2007 or 2008 and have no plans to do so in the foreseeable future.

Any issuance of preferred stock could adversely affect the holders of our Class A common stock.

Our board of directors is authorized to issue shares of preferred stock or Class B common stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set specified terms of any series of preferred stock, including dividend rates, votes per share, redemption prices and amounts payable in the event of our dissolution, liquidation or winding up. Any preferred stock that we issue may have a preference over our Class A common stock with respect to the payment of dividends and upon our liquidation, dissolution or winding up. As a result, our board of directors could issue preferred stock with dividend, liquidation and voting rights and with other terms that could adversely affect the interests of the holders of our Class A common stock.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the Class A common stock offered hereby for general corporate purposes, which may include the repayment of our debt obligations, capital expenditures, working capital and financing acquisitions. Further details relating to the use of the net proceeds of any of the Class A common stock will be set forth in the applicable prospectus supplement.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock trades on the New York Stock Exchange under the symbol MOG.A. The following table sets forth for the quarters indicated the high and low sales prices as reported by the New York Stock Exchange.

	High	Low

Fiscal 2007
First Quarter	$40.50	$33.91
Second Quarter	41.74	35.03
Third Quarter	45.16	40.22
Fourth Quarter	49.42	37.20
Fiscal 2008
First Quarter	$49.19	$41.18
Second Quarter	48.24	38.79
Third Quarter	46.37	37.46
Fourth Quarter	56.47	35.30
Fiscal 2009
First Quarter	$43.36	$24.00
Second Quarter	39.58	17.90
Third Quarter	28.57	21.50
Fourth Quarter (through September 24, 2009)	33.17	22.93

The closing sale price of our Class A common stock on September 24, 2009 as reported by the New York Stock Exchange was $31.41 per share. As of September 24, 2009, there were 1,073 record holders of our Class A common stock and 478 record holders of our Class B common stock.

We intend to retain our earnings to finance the expansion of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination regarding cash dividends will be made by our board of directors and will depend upon our earnings, financial condition, capital requirements, any limitations in our financing agreements, and other factors deemed relevant by the board. Payment of cash dividends is permitted by our bank credit facility, with a limitation on the aggregate amount of dividends that may be paid to shareholders.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $1.00 per share, 20,000,000 shares of Class B common stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share. As of September 24, 2009, we had outstanding 38,492,674 shares of Class A common stock and 4,139,606 shares of Class B common stock. As of September 24, 2009, we had 1,699,886 shares of Class A common stock issuable upon exercise of outstanding stock options under our stock option plans at a weighted average price of $26.27 per share, 13,192 shares of Class A common stock reserved and available for future issuance under our stock option plans, and 4,139,606 shares of Class A common stock issuable upon conversion of our shares of Class B common stock then outstanding. As of September 24, 2009, no shares of preferred stock were outstanding. The following description of our capital stock is a summary only and is derived from our certificate of incorporation, which is incorporated by reference into this prospectus.

Common Stock

The Class A common stock and Class B common stock share equally in our earnings and are identical except with respect to rights on voting, dividends and share distributions and convertibility.

Voting Rights.  The Class A common stock and Class B common stock vote as a single class on all matters except election of directors and except as required by law. Holders of Class A common stock are entitled to elect at least 25% of the board of directors, rounded up to the nearest whole number, so long as the outstanding shares of Class A common stock are at least 10% of the aggregate number of outstanding shares of Class A common stock and Class B common stock combined. The holders of Class B common stock elect the remaining directors. Currently, the holders of Class A common stock are entitled, as a class, to elect three directors. The holders of the Class B common stock are entitled, as a class, to elect our remaining eight directors. Our by-laws provide that each class of directors is further divided into three classes with staggered three-year terms. On all other matters, the holders of Class A common stock are entitled to one-tenth of a vote. Each share of Class B common stock is entitled to one vote. If the outstanding shares of Class A common stock become less than 10% of the aggregate number of outstanding shares of both classes combined, the holders of Class A common stock would not have the right to elect 25% of the board of directors. Directors would then be elected by all shareholders voting as a single class, with holders of Class A common stock having a one-tenth vote per share and holders of Class B common stock having one vote per share.

Dividends and Share Distributions.  Dividends may be paid on Class A common stock without paying a dividend on Class B common stock. No dividend may be paid on Class B common stock unless at least an equal dividend is paid on Class A common stock. Payment of dividends is limited by our bank credit facility.

Share distributions in shares of Class A common stock or Class B common stock may be paid only as follows. Shares of Class A common stock are paid to holders of shares of Class A common stock or, if there is no Class A common stock outstanding, to holders of Class B common stock. Shares of Class A common stock are paid to holders of Class A common stock and shares of Class B common stock are paid to holders of Class B common stock. The same number of shares must be paid in respect of each outstanding share of Class A common stock and Class B common stock.

We may not combine or subdivide shares of either class of common stock without at the same time proportionally subdividing or combing shares of the other class.

Conversion.  Each share of Class B common stock is convertible at the option of the holder at any time into Class A common stock on a one-for-one basis.

Preferred Stock

Our board of directors is authorized, without shareholder action, to issue shares of preferred stock in one or more series. The board has the discretion to determine the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. Satisfaction of any dividend preference of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. We have no current intention to issue any shares of preferred stock.

PLAN OF DISTRIBUTION

We may sell the Class A common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

The prospectus supplement will state the terms of the offering of the Class A common stock, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the Class A common stock and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters or agents compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	the securities exchange on which the Class A common stock may be listed.

If we use underwriters in the sale, the Class A common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The Class A common stock may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any Class A common stock will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such Class A common stock, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

The Class A common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. Any underwriter to whom the Class A common stock is sold by us for public offering and sale may make a market in the Class A common stock, but such underwriter will not be obligated to do so and may discontinue any market making at any time without notice. Any underwriter or agent involved in the offer or sale of the Class A common stock will be named in the applicable prospectus supplement.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in this prospectus, Hodgson Russ LLP, Buffalo, New York will provide us with an opinion regarding the validity of the Class A common stock offered hereby. John Drenning, our Corporate Secretary, is a partner in Hodgson Russ LLP. He and other attorneys in that firm beneficially own an aggregate of approximately 10,500 shares of Class A common stock.

EXPERTS

The consolidated financial statements and related financial statement schedule of Moog Inc. appearing in Moog Inc.’s Annual Report (Form 10-K) for the year ended September 27, 2008 and the effectiveness of Moog Inc.’s internal control over financial reporting as of September 27, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

2,500,000 Shares

Class A Common Stock

PROSPECTUS SUPPLEMENT

Cowen and Company

          , 2009